CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TRULI TECHNOLOGIES, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Truli Technologies, Inc., a Delaware Corporation (the "Corporation"), in order to amend its Amended and Restated Certificate of Incorporation, as amended, hereby certifies as follows:

FIRST: The name of the Corporation is Truli Technologies, Inc.

SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and approving said amendment, which resolutions setting forth the proposed amendment are as follows:

> RESOLVED, that the Board declares it advisable and in the best interests of the Company and its stockholders to amend the Certificate of Incorporation to change the Company's corporate name from Truli Technologies, Inc. to Recruiter.com Group, Inc.; it is further
>
> RESOLVED, that Article I of the Amended and Restated Certificate of Incorporation, as amended shall be amended to read in its entirety as follows:
>
> "The name of this Corporation is Recruiter.com Group, Inc."

THIRD: That this Amendment was duly adopted and approved by the Board of Directors of the Company without stockholder approval on the 17th day of April 2019, in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 7th day of May, 2019.

Truli Technologies, Inc.

By: [signature]

Name: Miles Jennings

Title: Chief Executive Officer